Exhibit 99.4

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2014 has been derived from the financial data of TerraForm Power, Inc. (the “Company”) and gives pro forma effect to the acquisitions of Mt. Signal and First Wind (the “Acquisition Transactions”). Mt. Signal’s results of operations for the period July 2, 2014 through December 31, 2014, and financial position as of December 31, 2014, are included in the consolidated statement of operations and consolidated balance sheet of TerraForm Power, Inc. First Wind was acquired in January 2015, and no historical results or financial position are included in the consolidated statement of operations of TerraForm Power, Inc. for the year ended December 31, 2014 or the consolidated balance sheet of TerraForm Power, Inc. as of December 31, 2014.

The pro forma adjustments we have made in respect of the Acquisition Transactions are as follows:

•	adjustments to record acquired assets and assumed liabilities at their fair value;

•	adjustments to reflect depreciation and amortization of fair value adjustments for acquired property and equipment, intangible assets, and debt assumed;

•	adjustments to reflect operating activity; and

•	adjustments to reflect the issuance of $800 million of senior unsecured notes (“Senior Notes”) to finance the First Wind acquisition.

The pro forma financial statements were based on, and should be read in conjunction with:

•	the accompanying notes to the Unaudited Pro Forma Consolidated Financial Statements;

•	the consolidated financial statements of Mt. Signal for the six months ended June 30, 2014 and the notes thereto, included elsewhere in this Form 8-K;

•	the consolidated financial statements of First Wind for the year ended December 31, 2014 and the notes thereto, included elsewhere in this Form 8-K; and

•	the consolidated financial statements of TerraForm Power, Inc. for the year ended December 31, 2014 and the notes related thereto, incorporated by reference in this Form 8-K.

The historical consolidated financial statements have been adjusted in the pro forma financial statements to give pro forma effect to events that are (i) directly attributable to the items described above, (ii) factually supportable, and (iii) expected to have a continuing impact on the consolidated results.

As described in the accompanying notes, the Unaudited Consolidated Pro Forma Financial Statements have been prepared using the acquisition method of accounting under existing GAAP. The purchase price will be allocated to the assets and liabilities acquired based upon their estimated fair values as of the date of completion of the Acquisition Transactions. The allocation is dependent on certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a final definitive allocation. A final determination of the fair value of acquired assets and liabilities, which cannot be made prior to the completion of the Acquisition Transactions, will be based on the actual net tangible and intangible assets that existed as of the date of completion of the applicable Acquisition Transactions. Accordingly, the pro forma purchase price adjustments are preliminary, subject to future adjustments, and have been made solely for the purpose of providing the pro forma financial information presented below. Adjustments to these preliminary estimates are expected to occur and these adjustments could have a material impact on the accompanying pro forma financial statements, although we do not expect the adjustments to have a material effect on the Company’s future results of operations and financial position.

The pro forma financial statements are presented for informational purposes only. The pro forma financial statements do not purport to represent what our results of operations or financial condition would have been had the Acquisition Transactions to which the pro forma adjustments relate actually occurred on the dates indicated, and it does not purport to project our results of operations or financial condition for any future period or as of any future date.

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2014

(in thousands, except shares and per share data)	TerraForm Power, Inc.(1)	First Wind(1)	Mt. Signal(2)	Pro Forma Adjustments		TerraForm Power, Inc. Pro Forma
Operating revenues, net:	$125,864	$116,868	$23,032	$523	(3)	$266,287
Operating costs and expenses:
Cost of operations	10,544	53,720	4,783	—		69,047
Cost of operations - affiliate	7,903	—	—	—		7,903
General and administrative	20,984	8,266	714	—		29,964
General and administrative - affiliate	19,144	—	—	—		19,144
Acquisition and related costs	10,177	—	—	—		10,177
Acquisition and related costs - affiliate	5,049	—	—	—		5,049
Formation and offering related fees and expenses	3,570	—	—	—		3,570
Formation and offering related fees and expenses - affiliate	1,870	—	—	—		1,870
Depreciation, accretion and amortization	40,509	45,533	11,440	(538	) (4)	96,944

Total operating costs and expenses	119,750	107,519	16,937	(538)		243,668

Operating income	6,114	9,349	6,095	1,061		22,619
Other expense (income):
Interest expense, net	84,418	38,108	19,631	6,679	(5)	148,836
Gain on extinguishment of debt, net	(7,635)	—	—	—		(7,635)
Loss on foreign currency exchange, net	14,007	—	189	—		14,196
Other, net	438	13,865	—	(13,925	) (6)	378

Total other expenses, net	91,228	51, 973	19,820	(7,246)		155,775

Loss before income tax benefit	(85,114)	(42,624)	(13,725)	8,307		(133,156)
Income tax benefit	(4,689)	—	—	—		(4,689)

Net loss	(80,425)	(42,624)	(13,725)	8,307		(128,467)
Less: Predecessor loss prior to initial public offering on July 23, 2014	(10,357)	—	—	—		(10,357)

Net loss subsequent to initial public offering	(70,068)	(42,624)	(13,725)	8,307		(118,110)
Less: Net loss attributable to non-controlling interest	(44,451)	(3,881)	(12,807)	(16,852	) (7)	(77,991)

Net loss attributable to TerraForm Power, Inc. Class A common stockholders	$(25,617)	$(38,743)	$(918)	$25,159		$(40,119)

Pro Form weighted average shares outstanding (8)						29,602
Pro Forma basic and diluted loss per share (8)						$(1.36)

Notes to the Unaudited Pro Forma Consolidated Statements of Operations

(1)	Represents audited results for the year ended December 31, 2014.
(2)	Represents unaudited interim results for the six months ended June 30, 2014.
(3)	Amortization of power purchase agreements intangible - Represents amortization of acquired off-market PPAs and incentive arrangements over the terms of such agreements resulting from fair value adjustments. The estimate of the amortization of the PPA intangible is preliminary, subject to change and could vary materially from the actual adjustment at the time the acquisitions are completed.
(4)	Depreciation and amortization - Represents the net depreciation expense resulting from the fair value adjustments of acquired property and equipment. The fair values of property and equipment acquired were valued primarily using a cost approach and limited to what is economically supportable as indicated by an income approach. Under this approach, the fair value approximates the current cost of replacing an asset with another of equivalent economic utility adjusted for functional obsolescence and physical depreciation. The estimate is preliminary, subject to change and could vary materially from the actual adjustment at the time the acquisitions are completed. The estimated useful life of the property and equipment acquired ranges from 24 to 29 years. Approximately 1/25 of the change in fair value adjustments to property and equipment would be recognized annually.
(5)	Interest Expense, net - Represents the elimination of interest expense related to debt repaid in conjunction with the acquisition of First Wind, and an increase in interest expense for the estimated impact of the issuance of the Senior Notes at an interest rate per annum of 5.875%, plus amortization of debt issuance costs and discounts.
(6)	Other, net - Represents the elimination of changes in the fair value of interest rate derivatives, which were terminated in conjunction with the acquisition of First Wind.
(7)	Non-controlling interests - Adjustment to allocate pro forma net loss to non-controlling interests. The adjustment includes project-level interests and interests in Terra LLC held by Riversone and SunEdison.
(8)	The proforma basic and diluted loss per share is calculated as follows:

(in thousands, except share and per share data)	Basic	Diluted
EPS Numerator:
Net loss attributable to Class A common stock	$(40,119)	$(40,119)
EPS Denominator:
Weighted-average shares outstanding	29,602	29,602

Loss per share	$(1.36)	$(1.36)

Unaudited Pro Forma Consolidated Statement of Balance Sheet

As of December 31, 2014

(in thousands, except shares and per share data)	TerraForm Power, Inc.	First Wind	Pro Forma Adjustments		TerraForm Power, Inc. Pro Forma
Assets
Current assets:
Cash and cash equivalents	$468,393	$17,217	$(87,081	) (1)	$398,529
Restricted cash	70,545	34,638	—		105,183
Accounts receivable	31,986	8,843	—		40,829
Due from SunEdison and affiliates, net	19,640	—	—		19,640
Prepaid expenses and other current assets	21,840	14,512	—		36,352

Total current assets	612,404	75,210	(87,081)		600,533
Property and equipment, net	2,327,803	929,199	(126,182	) (2)	3,130,820
Intangible assets, net	361,673	—	121,174	(3)	482,847
Deferred financing costs, net	42,113	17,608	642	(4)	60,363
Restricted cash	10,455	—	—		10,455
Deferred income taxes	4,606	—	—		4,606
Other assets	18,964	65,038	(41,664	) (5)	42,338

Total assets	$3,378,018	$1,087,055	$(133,111)		$4,331,962

Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$80,133	$64,969	$(60,980	) (6)	$84,122
Accounts payable, accrued expenses and other current liabilities	81,781	6,191	—		87,972
Deferred revenue	21,989	1,037	(1,037	) (7)	21,989

Total current affiliates	183,903	72,197	(62,017)		194,083
Long-term debt	1,517,962	475,705	373,726	(6)	2,367,393
Deferred revenue	52,081	3,628	(3,628	) (7)	52,081
Deferred income taxes	7,702	—	—		7,702
Asset retirement obligations	76,111	12,317	—		88,428
Other long-term liabilities	—	17,027	(11,437	) (5)	5,590

Total liabilities	1,837,759	580,874	296,644		2,715,277
Redeemable non-controlling interests	24,338	16,080	(11,639)		28,779
Stockholders’ Equity:
Class A common stock	387	—	—		387
Class B common stock	645	—	—		645
Class B1 common stock	58	—	—		58
Additional paid-in capital	497,556	—	—		497,556
Accumulated deficit	(25,617)	—	—		(25,617)
Accumulated other comprehensive loss	(1,637)	—	—		(1,637)
Members’ equity	—	391,812	(391,812	) (8)	—

Total stockholders’ equity	471,392	391,812	(391,812)		471,392
Non-controlling interests	1,044,529	98,289	(26,304	) (9)	1,116,514

Total equity	1,515,921	490,101	(418,116)		1,587,906

Total liabilities and stockholders’ equity	$3,378,018	$1,087,055	$(133,111)		$4,331,962

Notes to the Unaudited Pro Forma Consolidated Balance Sheet

(1)	Cash and cash equivalents — Represents the effects of the following transactions:

Net proceeds from the issuance of the Senior Notes	$775,462
Total consideration paid for First Wind	(862,543)

$(87,081)

(2)	Property and equipment — Represents the adjustment to reflect acquired property and equipment at estimated fair value. The fair value of property, and equipment acquired was valued primarily using a cost approach and limited to what is economically supportable as indicated by an income approach. The fair value approximates the current cost of replacing an asset with another asset of equivalent economic utility adjusted further for obsolescence and physical depreciation. The estimate is preliminary, subject to change and could vary materially from the actual adjustment at the time the acquisition is completed. The estimated useful lives of the property and equipment acquired range from 24 to 28 years.
(3)	Intangible assets — Represents the adjustment to record the acquired PPAs and REC contracts at their estimated fair values. The estimated fair values were determined based on the income approach. The estimated useful lives of the intangibles range from 14 to 28 years.
(4)	Deferred financing costs, net — Represents the adjustment to eliminate First Wind’s historical deferred financing costs as the debt was repaid at the acquisition date and to record deferred financing costs incurred upon the issuance of the Senior Notes.
(5)	Other Assets and other long-term liabilities — Represents the elimination of other assets and long-term liabilities that were not acquired.
(6)	Long-term debt, including current portion — Represents adjustments to eliminate First Wind’s long-term debt, including the current portion, as the debt was repaid at the acquisition date and to record the issuance of the Senior Notes.
(7)	Deferred revenue — Adjustments represent the elimination of the Acquired Projects’ deferred revenue as power purchase agreements are adjusted to fair value.
(8)	Members’ equity — Represents adjustment to historical equity of First Wind to reflect the Company’s net investment.
(9)	Non-controlling interests — Represents the adjustment to record acquired non-controlling interests at estimated fair value. The estimated fair values were determined based on the income approach.

Note 1. Basis of Pro Forma Presentation

The pro forma statement of operations for the year ended December 31, 2014 gives effect to the Acquisition Transactions as if they were completed on January 1, 2014.

The pro forma financial statements have been derived from the historical financial statements of TerraForm Power, Inc., Mt. Signal and First Wind. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the pro forma financial statements.

The pro forma financial statements were prepared using the acquisition method of accounting under GAAP. Acquisition accounting requires, among other things, that most assets acquired and liabilities assumed be recognized at fair value as of the acquisition date. Because acquisition accounting is dependent upon certain valuations and other studies that must be completed as of the acquisition date, there is not currently sufficient information for a definitive measurement. Therefore, the pro forma financial statements are preliminary and have been prepared solely for the purpose of providing unaudited pro forma financial information. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial postition.

The Acquisition Transactions are reflected in the pro forma financial statements as being accounted for based on the accounting guidance for business combinations. Under the acquisition method, the total estimated purchase price is calculated as described in Note 2 to the pro forma financial statements. In accordance with accounting guidance for business combinations, the assets acquired and the liabilities assumed have been measured at fair value. The fair value measurements use estimates based on key assumptions of the acquisition, including prior acquisition experience, benchmarking of similar acquisitions and historical and current market data. The pro forma adjustments included herein are likely to be revised as additional information becomes available and as additional analyses are performed. The final purchase price allocation will be determined after the acquisitions are completed and the final amounts recorded for the acquisitions may differ materially from the information presented in these pro forma financial statements.

The pro forma financial statements do not reflect any cost savings from operating efficiencies or synergies that could result from the Acquisition Transactions.

For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, as reflected in the pro forma financial statements, we have applied the accounting guidance for fair value measurements, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Note 2. Acquisitions

The initial accounting for the Acquisition Transactions is not complete because the evaluation necessary to assess the fair values of certain net assets acquired is still in process. The provisional amounts are subject to revision until the evaluations are completed to the extent that any additional information is obtained about the facts and circumstances that existed as of the acquisition dates.

Mt. Signal

On July 23, 2014, we acquired a controlling interest in Imperial Valley Solar 1 Holdings II, LLC, which owns a 265.9 MW utility scale solar energy system located in Mt. Signal, California. We acquired Mt. Signal from an indirect subsidiary of Silver Ridge in exchange for $292.0 million in total consideration consisting of (i) 5,840,000 Class B1 units (and a corresponding number of shares Class B1 common stock) equal in value to $146.0 million and (ii) 5,840,000 Class B units (and a corresponding number of shares Class B common stock) equal in value to $146.0 million. Prior to the IPO, Silver Ridge was owned 50% by Riverstone and 50% by SunEdison, who acquired substantially all of AES Corporation’s equity ownership interest in Silver Ridge on July 2, 2014. In connection with its acquisition of AES Corporation’s interest in Silver Ridge, SunEdison entered into a Master Transaction Agreement with Riverstone pursuant to which the parties agreed to sell Mt. Signal to us and to distribute the Class B units (and shares of Class B common stock) to SunEdison and the Class B1 units (and shares of Class B1 common stock) to Riverstone.

First Wind

On January 29, 2015, Terra LLC, a direct subsidiary of TerraForm Power, Inc., acquired from First Wind Holdings, LLC (together with its subsidiaries, “First Wind”) 521 MW of operating power assets, including 500 MW of wind power assets and 21 MW of solar power assets, from First Wind. The operating power assets we acquired are located in Maine, New York, Hawaii, Vermont and Massachusetts and were acquired for total cash consideration of $830.0 million net of acquired cash, plus additional expenses incurred through the refinancing of certain existing indebtedness, the termination of certain swaps, debt breakage fees, and the purchase of a partner’s ownership stake in certain assets held by First Wind through a joint venture.

Note 3. Estimated Purchase Price and Preliminary Purchase Price Allocation

The allocation of the preliminary purchase price to the fair values of assets acquired and liabilities assumed includes pro forma adjustments to reflect the fair values of assets and liabilities at the acquisition dates. The final allocation of the purchase price could differ materially from the preliminary allocation primarily because power market prices, interest rates and other valuation variables will fluctuate over time and be different at the time of completion of the acquisitions compared to the amounts assumed in the pro forma adjustments. The following is a summary of the preliminary purchase price allocation, net of acquired cash, for our acquisitions:

(In thousands)	Mt. Signal	First Wind	Total
Property and equipment	$649,005	$803,017	$1,452,022
Accounts receivable	11,617	8,843	20,460
Restricted cash	22,165	34,638	56,803
Other assets	12,621	37,886	50,507
Intangible assets	117,925	121,174	239,099

Total assets acquired	813,333	1,005,558	1,818,891

Long-term debt	413,464	59,708	473,172
Accounts payable, accrued expenses and other current liabilities	24,813	6,191	31,004
Asset retirement obligations	4,656	12,317	16,973
Other long-term liabilities	—	5,590	5,590

Total liabilities assumed	442,933	83,806	526,739
Non-controlling interest	78,745	76,426	155,171

Purchase price, net of cash acquired	$291,655	$845,326	$1,136,981

Note 4. Significant Accounting Policies

Based upon the Company’s initial review of the acquired projects’ significant accounting policies, as disclosed in their consolidated historical financial statements, as well as on preliminary discussions with their management, the pro forma consolidated financial statements assume there will be no significant adjustments necessary to conform the acquired projects’ accounting policies to our accounting policies. Upon completion of the Acquisition Transactions and a more comprehensive comparison and assessment, differences may be identified that would necessitate changes to the acquired projects’ future accounting policies and such changes could result in material differences in future reported results of operations and financial position for the acquired projects’ operations as compared to historically reported amounts.